As filed with the Securities and Exchange Commission on August 20, 2010
Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NetLogic Microsystems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0455244
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3975 Freedom Circle
Santa Clara, CA 95054
(408) 454-3000
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2004 Equity Incentive Plan
2004 Employee Stock Purchase Plan
 (Full Title of the Plans)

Ronald S. Jankov
President and Chief Executive Officer
NetLogic Microsystems, Inc.
3975 Freedom Circle
Santa Clara, CA 95054
(Name and Address of Agent For Service)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (4)
Common Stock, par value $0.01 per share To be issued upon exercise of options and for other awards of common stock granted under the Amended and Restated 2004 Equity Incentive Plan (1)	3,000,000	$24.33(4)	$72,990,000.00	$5,204.19
To be issued under the 2004 Employee Stock Purchase Plan (2)	150,000	$24.33(4)	$3,649,500.00	$260.21
TOTAL:	3,150,000		$76,639,500.00	$5,464.40

(1)
Represents additional shares reserved for issuance upon exercise of options and for other awards of common stock granted under the registrant’s Amended and Restated 2004 Equity Incentive Plan. Shares issuable under this plan were previously registered on registration statements on Form S-8 filed by the registrant with the Securities and Exchange Commission (the “SEC”) on July 23, 2004 (Registration No. 333-117619), March 11, 2005 (Registration No. 333-123271), March 2, 2006 (Registration No. 333-132170), May 25, 2007 (Registration No. 333-143303), April 17, 2008 (Registration No. 333-150294) and March 5, 2009 (Registration No. 333-157727).  The required filing fees have been paid with respect to the registration of all such shares.

(2)
Represents additional shares reserved for issuance of common stock granted under the registrant’s 2004 Employee Stock Purchase Plan. Shares issuable under this plan were previously registered on  registration statements on Form S-8 filed by the registrant with the SEC on July 23, 2004 (Registration No. 333-117619), March 11, 2005 (Registration No. 333-123271), March 2, 2006 (Registration No. 333-132170), May 25, 2007 (Registration No. 333-143303), April 17, 2008 (Registration No. 333-150294) and March 5, 2009 (Registration No. 333-157727).  The required filing fees have been paid with respect to the registration of all such shares.

(3)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(4)
Estimated solely for purposes of calculating the amount of the registration fee. The estimate is made pursuant to Rule 457(c) and (h) of the Securities Act. The maximum fee is calculated pursuant to Section 6(b) of the Securities Act.

Statement Under General Instruction E

(Registration of Additional Securities)

    NetLogic Microsystems, Inc., a Delaware corporation (the “Registrant”), is filing this registration statement on Form S-8 for the purpose of registering:

•
an additional 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Registrant’s Amended and Restated 2004 Equity Incentive Plan (the “2004 Incentive Plan”); and

•	an additional 150,000 shares of Common Stock to be issued pursuant to Registrant’s 2004 Employee Stock Purchase Plan (the “2004 ESPP”).

    Of the additional 3,000,000 shares of Common Stock being registered hereunder for issuance pursuant to the 2004 Incentive Plan, 2,700,000 shares became available for issuance as the result of a share increase approved by the Registrant’s stockholders at the 2010 annual meeting of stockholders held on May 21, 2010.  The remaining 300,000 shares being registered for issuance under the 2004 Incentive Plan became available on January 1, 2010 as the result of an automatic annual increase pursuant to that plan’s provisions, as in effect on such date.  The 150,000 shares being registered for issuance under the 2004 ESPP became available on January 1, 2010 as the result of an automatic annual increase pursuant to that plan’s provisions.

    The Registrant has previously registered shares of Common Stock for issuance under its 2004 Incentive Plan and 2004 ESPP on registration statements on Form S-8 filed with the SEC on July 23, 2004 (Registration No. 333-117619), March 11, 2005 (Registration No. 333-123271), March 2, 2006 (Registration No. 333-132170), May 25, 2007 (Registration No. 333-143303), April 17, 2008 (Registration No. 333-150294) and March 5, 2009 (Registration No. 333-157727), all of which remain in effect (collectively, the “Prior Registration Statements”).  Pursuant to General Instruction E to Form S-8, the contents of each of the Prior Registration Statements are hereby incorporated by reference into this registration statement on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See Exhibit Index which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California, on the 20th day of August, 2010.

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ RONALD JANKOV
Ronald Jankov President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald Jankov and Mike Tate, and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Jankov	President, Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2010
Ronald Jankov

/s/ Mike Tate	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 20, 2010
Mike Tate

/s/ Leonard Perham	Chairman of the Board	August 20, 2010
Leonard Perham

/s/ Steve Domenik	Director	August 20, 2010
Steve Domenik

/s/ Norman Godinho	Director	August 20, 2010
Norman Godinho

/s/ Alan Krock	Director	August 20, 2010
Alan Krock

/s/ Douglas Broyles	Director	August 20, 2010
Douglas Broyles

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen common stock certificate (1)

4.2	Rights Agreement by and between the registrant and Wells Fargo Bank, National Association, dated July 7, 2004 (2)

4.3	Amended and Restated 2004 Equity Incentive Plan (3)

4.4	Form of Stock Option Agreement under Amended and Restated 2004 Equity Incentive Plan (4)

4.5	Form of Restricted Stock Agreement under Amended and Restated 2004 Equity Incentive Plan (5)

4.6	Form of Notice of Restricted Stock Unit Award and Agreement under the registrant's Amended and Restated 2004 Equity Incentive Plan (6)

4.7	2004 Employee Stock Purchase Plan and forms of related agreements (7)

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered *

10.1	Form of Indemnity Agreement (8)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm *

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm *

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

*	Filed herewith.

(1)
Incorporated by reference to the same-numbered exhibit to Amendment No. 3 to Form S-1 (Registration No. 333-114549) filed by the registrant with the Securities and Exchange Commission as of June 21, 2004.

(2)	Incorporated by reference to Exhibit 99(i) to Form 8-A (Registration No. 000-50838) filed by the registrant with the Securities and Exchange Commission as of July 8, 2004.

(3)	Incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2010.

(4)
Incorporated by reference to Exhibit 10.21 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the Securities and Exchange Commission as of November 12, 2004.

(5)
Incorporated by reference to Exhibit 10.22 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission as of February 28, 2006.

(6)
Incorporated by reference to the same-numbered exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 4, 2009.

(7)	Incorporated by reference to Exhibit 10.3 to Form S-8 (Registration No. 333-117619) filed by the registrant with the Securities and Exchange Commission as of July 23, 2004.

(8)	Incorporated by reference to Exhibit 10.4 to Form S-1 (Registration No. 333-114549) filed by the registrant with the Securities and Exchange Commission as of April 16, 2004.